Exhibit 10.2

AGREEMENT

This Agreement (the “Agreement”) is entered into between Innovex, Inc., a Minnesota corporation (“Innovex” or the “Company”), and John M. Clark (“Clark”) as of October 12, 2009.

WHEREAS, Innovex desires to appoint Clark to serve as the Company’s Interim Chief Executive Officer and Clark desires to serve the Company in that capacity under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:

1.	Term. The term of this Agreement shall begin on October 12, 2009 and shall continue until February 12, 2010, unless terminated earlier by the Company on thirty (30) days’ advance written notice.

2.	Title. Clark shall have the title of Interim Chief Executive Officer. Clark currently has the title of Chairman of the Board which he shall retain until a successor is elected and qualified.

3.

Compensation. In return for his services to Innovex, Clark shall receive compensation, as an independent contractor, the amount of $30,000 per month, pro rated for partial months and payable in advance at the beginning of the term and thereafter at the beginning of each calendar month during the term. While Clark is serving in the capacity as Interim Chief Executive Officer, he shall receive no additional fees for his service as Chairman of the Board or as a board member and shall not serve as a member of any committee of the Board of Directors.

4.	Benefits. Clark shall not be entitled to any benefits other than as specifically set forth in this Agreement.

5.

Reimbursable Business Expenses. Innovex will advance or reimburse Clark for any ordinary, necessary and reasonable expenses incurred by him in performing his duties to Innovex, including housing (reimbursed or Company provided) while providing services at the Company’s Thailand facilities, upon his submission of any records and documentation required to substantiate said expenses.

6.	Vehicle. Innovex will provide Clark with a vehicle and driver while providing services at Innovex’s Thailand facilities in a manner provided to the prior Chief Executive Officer.

7.

Indemnification. Innovex will indemnify Clark from loss and expenses arising out of his conduct as an officer of Innovex to the fullest extent permitted by the Company’s corporate articles, by-laws, Board resolutions, applicable insurance policy and Minnesota law.

8.

Confidentiality. Clark shall not disclose or use in any manner, directly or indirectly, any trade secrets or other proprietary and confidential information of the Company either during the term or at any time thereafter, except as required (a) in the course of his services to Innovex or (b) by applicable law, including the Exchange Act, contingent upon establishment of confidentiality protections satisfactory to Innovex.

9.	Miscellaneous Provisions.

9.1

Severability. If any provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. If any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

9.2	Governing Law. This Agreement shall be construed and enforced according to Minnesota law, except where federal law applies.

9.3	Survivability. The covenants and agreements of paragraphs 7 and 8 of this Agreement shall survive the termination of this Agreement for any reason.

9.4	Amendment or Termination. This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Clark.

9.5

Waiver. Innovex’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

9.6	Tax Matters. Clark shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Clark under this Agreement.

AGREED:

Dated: October 12, 2009
John M. Clark

INNOVEX, INC.
Dated: October 12, 2009
By:
Its:

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